April 2011
Filed pursuant to Rule 433 dated April 26, 2011 relating to Preliminary Pricing Supplement No. 771 dated April 26, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities
Index LASERSSM due October    , 2012
Based on the Performance of the S&P GSCI™ Grains Index–Excess Return
The Index LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on the performance of the underlying index both (i) on the valuation date and (ii) on each index business day during the period from but excluding the pricing date to and including the valuation date.  If the index percent change is greater than the downside threshold value of -25% on each index business day during the period from but excluding the pricing date to and including the valuation date, you will receive, in addition to the principal, a return based on the greater of the final index percent change and the specified fixed percentage.  However, if the index percent change is less than or equal to the downside threshold value on any index business day during the same period, the payment at maturity will be solely based on the final index percent change, which may be negative, and therefore, you will be fully exposed to the negative performance of the underlying index on the valuation date.  In no event will the payment at maturity exceed the specified maximum payment at maturity.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per LASERS
Issue price:	$1,000 per LASERS
Pricing date:	April , 2011
Original issue date:	May , 2011 (3 business days after the pricing date)
Maturity date:	October , 2012
Underlying index:	S&P GSCI™ Grains Index–Excess Return
Payment at maturity:	$1,000 + return amount, subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount. There is no minimum payment at maturity.
Maximum payment at maturity:	$1,310 to $1,330 per LASERS (131% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Return amount:
If the index percent change is greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the final index percent change and (ii) the fixed percentage]
If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  the final index percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-25%
Index percent change:	The index percent change on any index business day is equal to: (index value – initial index value) / initial index value
Final index percent change:	The index percent change on the valuation date
Initial index value:	The index value on the pricing date, subject to adjustment for non-index business days and certain market disruption events.
Index value:	For any index business day, the official settlement price of the underlying index on such day.
Valuation date:	October , 2012, subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	617482TU8
ISIN:	US617482TU84
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$1,000	$11.40	$988.60
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $11.40 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8.  For additional information, see “Description of LASERS ─ Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 771 dated April 26, 2011
Prospectus Supplement dated December 23, 2008                       Prospectus dated December 23, 2008
The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB1208006

Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

Investment Overview

Index LASERSSM

The Index LASERS due October    , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return (the “LASERS”) can be used:

▪	To gain exposure to the performance of grain commodities and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying index for a certain range of performance due to the fixed percentage return if the index percent change is greater than -25%, which we refer to as the downside threshold value, on each index business day during the period from but excluding the pricing date to and including the valuation date

The LASERS are exposed to the performance (whether negative or positive) of the S&P GSCI™ Grains Index–Excess Return but have a fixed percentage return payable at maturity if the index percent change is greater than the downside threshold value on each index business day during the eighteen-month period from but excluding the pricing date to and including the valuation date.  There is no minimum payment at maturity on the LASERS.

Maturity:	1.5 years
Maximum payment at maturity:	$1,310 to $1,330 per LASERS (131% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None

Payment Scenario 1:
If the index percent change is greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the final index percent change and (ii) the fixed percentage of 12% (8% per annum), subject to the maximum payment at maturity.

Payment Scenario 2:
If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date and the final index percent change is negative, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the final index percent change, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date but the underlying index recovers so that the final index percent change is positive, you will receive a full return of principal at maturity plus a return based on the final index percent change, which will be positive, subject to the maximum payment at maturity.  Because the index percent change was less than or equal to -25% on one or more index business days during the period from but excluding the pricing date to and including the valuation date, you will not receive the benefit of the fixed percentage return.

April 2011	Page 2

Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

S&P GSCI™ Grains Index–Excess Return Overview

The S&P GSCI™ Grains Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”).  It represents only the grains components of the S&P GSCI™–ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat.  The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

Information as of market close on April 25, 2011:

Bloomberg Ticker:	SPGSGRP
Current Index Level:	53.56245
52 Weeks Ago:	33.71305
52 Week High (on 2/9/2011):	54.53091
52 Week Low (on 6/29/2010):	30.38142

Daily Official Settlement Prices for the S&P GSCI™ Grains Index–Excess Return January 1, 2006 to April 25, 2011

April 2011	Page 3

Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

Key Investment Rationale

This 1.5-year investment offers a potential return at maturity based on full participation in the positive performance of the S&P GSCI™ Grains Index–Excess Return, subject to a maximum payment at maturity of $1,310 to $1,330 per LASERS (131% to 133% of the stated principal amount), and protection from loss so long as the index percent change is greater than -25%, which we refer to as the downside threshold value, on each index business day during the period from but excluding the pricing date to and including the valuation date.  However, if the index percent change reaches the downside threshold value on any index business day during the same period, the LASERS will be exposed on a 1 to 1 basis to the negative performance of the S&P GSCI™ Grains Index–Excess Return.

Best Case Scenario
The index percent change is greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date and, at maturity, the LASERS redeem for the maximum payment at maturity of $1,310 to $1,330 per LASERS (131% to 133% of the stated principal amount).

Worst Case Scenario
The index percent change is less than or equal to the downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date and the final index percent change is negative and, at maturity, the LASERS redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying index.  This amount will be less, and may be significantly less, than the $1,000 stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Summary of Selected Key Risks (see page 14)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is reached.

▪	Your participation in any appreciation of the underlying index is limited by the maximum payment at maturity.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The market price of the LASERS may be influenced by many unpredictable factors.

▪	An investment in the LASERS will expose you to concentrated risks associated with grain commodities.

▪	The LASERS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.

▪	Investing in the LASERS is not equivalent to investing directly in the underlying index or in commodities futures contracts that underlie the underlying index.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the LASERS.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the LASERS.

▪	Adjustments to the underlying index could adversely affect the value of the LASERS.

▪	The U.S. federal income tax consequences of an investment in the LASERS are uncertain.

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Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

Fact Sheet

The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the index percent change on the valuation date and (ii) whether the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date.  In no event will the payment at maturity be greater than the maximum payment at maturity.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2011	May , 2011 (3 business days after the pricing date)	October , 2012 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per LASERS
Stated principal amount:	$1,000 per LASERS
Denominations:	$1,000 per LASERS and integral multiples thereof
Interest:	None
Underlying index:	S&P GSCI™ Grains Index–Excess Return
Underlying index publisher:	Standard & Poor’s Financial Services LLC (“S&P”)
Payment at maturity:
$1,000 + return amount, which may be greater than, equal to or less than the stated principal amount.  In no event will the payment at maturity exceed the maximum payment at maturity.  There is no minimum payment at maturity on the LASERS.

Maximum payment at maturity:	$1,310 to $1,330 per LASERS (131% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Return amount:
If the index percent change is greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x [the greater of (x) the final index percent change and (y) the fixed percentage]
If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x the final index percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-25%
Index percent change:
The index percent change on any index business day is equal to:
(index value – initial index value) / initial index value
For purposes of determining whether the index percent change has reached the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, we will (i) disregard index business days on which a market disruption event occurs and (ii) use closing level monitoring, which means that the index percent change will be calculated only once on each index business day based on the official settlement price of the underlying index published by the index publisher on such day.

Final index percent change:	The index percent change on the valuation date
Initial index value:	The index value on the pricing date, subject to adjustment for non-index business days and certain market disruption events.
Index value:	For any index business day, the official settlement price of the underlying index on such day.
Valuation date:	October , 2012, subject to adjustment for non-index business days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 14.

April 2011	Page 5

Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

General Information
Listing:	The LASERS will not be listed on any securities exchange.
CUSIP:	617482SZ8
ISIN:	US617482SZ80
Minimum ticketing size:	$1,000 / 1 LASERS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the LASERS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the LASERS by taking positions in swaps and futures contracts on the commodities that underlie the underlying index or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value, and, as a result, could increase the level above which the index value must remain for the index percent change to be greater than the downside threshold value on each index business

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Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the index value must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the LASERS, if the downside threshold value were to be reached.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the LASERS by purchasing and selling swaps and futures contracts on the commodities that underlie the underlying index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the LASERS, including on the valuation date.  We cannot give any assurance that our hedging activities will not affect the index value and, therefore, adversely affect the value of the LASERS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not

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Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $11.40 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

Hypothetical Payments on the LASERS at Maturity
The following table illustrates the total return on the LASERS and the payment at maturity for a range of hypothetical index percent changes, depending on whether or not the index percent change was less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date.  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the LASERS.  The table below is based on the following terms:

Stated principal amount:	$1,000 per LASERS
Downside threshold value:	-25%
Fixed percentage:	12%
Hypothetical maximum payment at maturity:	$1,320 per LASERS

Index Percent Change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
	Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
100%	32%	$1,320	32%	$1,320
90%	32%	$1,320	32%	$1,320
80%	32%	$1,320	32%	$1,320
70%	32%	$1,320	32%	$1,320
60%	32%	$1,320	32%	$1,320
50%	32%	$1,320	32%	$1,320
40%	32%	$1,320	32%	$1,320
32%	32%	$1,320	32%	$1,320
31%	31%	$1,310	31%	$1,310
30%	30%	$1,300	30%	$1,300
20%	20%	$1,200	20%	$1,200
15%	15%	$1,150	15%	$1,150
12%	12%	$1,120	12%	$1,120
10%	12%	$1,120	10%	$1,100
5%	12%	$1,120	5%	$1,050
0%	12%	$1,120	0%	$1,000
-5%	12%	$1,120	-5%	$950
-10%	12%	$1,120	-10%	$900
-20%	12%	$1,120	-20%	$800
-24%	12%	$1,120	-24%	$760
-25%	N/A	N/A	-25%	$750
-30%	N/A	N/A	-30%	$700
-40%	N/A	N/A	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
-70%	N/A	N/A	-70%	$300
-80%	N/A	N/A	-80%	$200
-90%	N/A	N/A	-90%	$100
-100%	N/A	N/A	-100%	$0

*In the scenario where the downside threshold value has been reached, the value of the underlying index will need to recover by the valuation date so that the final index percent change is greater than 0% in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

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Hypothetical Examples

The examples below illustrate how the payment at maturity on the LASERS is calculated and are based on the following terms:

Stated principal amount:	$1,000 per LASERS
Hypothetical initial index value:	45.00
Downside threshold value:	-25%
Fixed percentage:	12%
Hypothetical maximum payment at maturity:	$1,320 per LASERS

EXAMPLE 1: Downside threshold value has NOT been reached and the final index percent change is positive.

The index percent change is greater than the downside threshold value of -25% on each index business day during the period from but excluding the pricing date to and including the valuation date, and the final index percent change is positive and greater than the hypothetical fixed percentage.

Hypothetical index value on the valuation date: 54.00
Final index percent change	=	(index value – initial index value) / initial index value
	=	(54.00 – 45.00) / 45.00
	=	20%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,320
Return amount	=	stated principal amount x [the greater of (i) final index percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200
Payment at maturity = $1,200

EXAMPLE 2:  Downside threshold value has NOT been reached and the final index percent change is negative.

The index percent change is greater than the downside threshold value of -25% on each index business day during the period from but excluding the pricing date to and including the valuation date, and the final index percent change is negative.

Hypothetical index value on the valuation date: 40.50
Final index percent change	=	(index value – initial index value) / initial index value
	=	(40.50 – 45.00) / 45.00
	=	-10%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,320
Return amount	=	stated principal amount x [the greater of (i) final index percent change and (ii) fixed percentage]
	=	$1,000 x 12%
	=	$120

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Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $120
	=	$1,120
Payment at maturity = $1,120

In this example, the decrease in value of the underlying index results in a negative final index percent change.  However, the index percent change never reached the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date.  As a result, the investor realizes a positive return on the LASERS equal to the fixed percentage.

EXAMPLE 3:  Downside threshold value has NOT been reached and the final index percent change is greater than 32% such that the payment at maturity is limited by the maximum payment at maturity.  The index percent change is greater than the downside threshold value of -25% on each index business day during the period from but excluding the pricing date to and including the valuation date, and the final index percent change is greater than 32% such that the payment at maturity is limited by the maximum payment at maturity.

Hypothetical index value on the valuation date: 60.75000
Final index percent change	=	(index value – initial index value) / initial index value
	=	(60.75 – 45.00) / 45.00
	=	35%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,320
Return amount	=	stated principal amount x [the greater of (i) final index percent change and (ii) fixed percentage]
	=	$1,000 x 35%
	=	$350
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,320
Payment at maturity = $1,320

In this example, the index percent change never reached the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, and the investor receives a return based on the final index percent change, as it is greater than the fixed percentage.  However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,320 per LASERS at maturity.

EXAMPLE 4:  Downside threshold value HAS been reached and the final index percent change is negative.  The index percent change was less than or equal to the downside threshold value of -25% on one or more index business days during the period from but excluding the pricing date to and including the valuation date, and the final index percent change is negative.

Hypothetical index value on the valuation date: 22.50
Final index percent change	=	(index value – initial index value) / initial index value
	=	(22.50 – 45.00) / 45.00
	=	-50%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,320
Return amount	=	stated principal amount x final index percent change
	=	$1,000 x (-50%)
	=	-$500

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Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$500)
	=	$500
Payment at maturity = $500

Because the index percent change was less than or equal to the downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the LASERS equal to the final index percent change.

EXAMPLE 5:  Downside threshold value HAS been reached and the final index percent change is positive.  The index percent change was less than or equal to the downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date, and the final index percent change is positive.

Hypothetical index value on the valuation date: 46.80
Final index percent change	=	(index value – initial index value) / initial index value
	=	(46.80 – 45.00) / 45.00
	=	4%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,320
Return amount	=	stated principal amount x final index percent change
	=	$1,000 x 4%
	=	$40
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $40
	=	$1,040
Payment at maturity = $1,040

In this example, the increase in value of the underlying index results in a positive final index percent change.  Because the index percent change was less than or equal to the downside threshold value on one or more index business days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return.  However, since the value of the underlying index recovered by the valuation date, the investor does not suffer a loss and instead realizes a positive return on the LASERS equal to the final index percent change.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and a return amount, subject to the maximum payment at maturity of $1,310 to $1,330 (131% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.  The payment at maturity may be greater than, equal to or less than the stated principal amount.

If the index percent change is greater than the downside threshold value of -25% on each index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will be positive and will equal:

$1,000 × [the greater of (x) final index percent change and (y) fixed percentage]

where,

final index percent change	=	The index percent change on the valuation date
index percent change	=	On any index business day,
fixed percentage	=	12%

If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the return amount will equal:

$1,000    x    final index percent change

If the final index percent change is negative, the return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
LASERS do not pay interest or guarantee return of any principal at maturity.  The terms of the LASERS differ from those of ordinary debt securities in that we do not guarantee repayment of any of the principal amount of the LASERS at maturity and do not pay you any interest on the LASERS.  If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date and the final index percent change is negative, the payment at maturity on each LASERS will be less, and may be significantly less, than the stated principal amount of the LASERS.  Consequently, the entire principal amount of your investment is at risk.

▪
You will lose the benefit of the fixed percentage return if the downside threshold value is reached.  If the index percent change is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the index percent change on the valuation date and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the underlying index on the valuation date.

▪
Your participation in any appreciation of the underlying index is limited by the maximum payment at maturity.  The positive return investors may realize on the LASERS if the final index percent change is positive is limited by the maximum payment at maturity of $1,310 to $1,330 per LASERS, or 131% to 133% of the stated principal amount.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any index business day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,310 of $1,330 per LASERS, or 131% to 133% of the stated principal amount, regardless of any greater appreciation in the value of the underlying index on the valuation date.  The actual maximum payment at maturity will be determined on the pricing date.  See “Hypothetical Payouts on the LASERS at Maturity” on page 9.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the LASERS in the secondary market, including:

•	the value and volatility (frequency and magnitude of changes in value) of the underlying index and the price and volatility of the commodities futures contracts that underlie the underlying index;
•
whether or not the index percent change was less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date;

•
trends of supply and demand for the commodities futures contracts that underlie the underlying index at any time, as well as the effects of speculation or any government actions that could affect the markets for such contracts;

•	interest and yield rates in the market;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index, the commodities futures contracts that underlie the underlying index or the commodities markets generally and which may affect the value of the underlying index;

•	the time remaining until the maturity of the LASERS; and

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•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if the value of the underlying index at the time of sale is at or below its initial value and especially if the index percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current value of the underlying index.

You cannot predict the future values of the underlying index based on its historical values.  The index percent change may be less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the underlying index and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final index percent change will be positive or that the index percent change will be greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date so that you will receive at maturity an amount that is greater than the stated principal amount of the LASERS.

▪
An investment in the LASERS will expose you to concentrated risks associated with grain commodities.  The underlying index is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”) and is composed entirely of grains futures contracts included in the S&P GSCI™–ER, specifically on four different grain commodities: corn, soybeans, Chicago wheat and Kansas wheat.  An investment in the LASERS may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  Grains prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grains, which are driven by global grains production, population growth and economic activity.  In addition, prices for grains are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy, specifically, and fiscal and monetary issues, more generally.  Alternative uses for grains, for example as energy sources or in manufacturing, also drive the prices for grains, and such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grains could also impact the price of grains and therefore the performance of the underlying index. The price of grains futures has experienced severe price fluctuations in the recent past and there can be no assurance that this price volatility will not continue in the future.  See “S&P GSCI™ Grains Index–Excess Return Overview” and “Information about the Underlying Index” in this document.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and to other instruments linked to the underlying index), including trading in swaps and futures contracts on commodities that underlie the underlying index, and possibly in other instruments related to the underlying index.  Some of our subsidiaries also trade commodities futures contracts that underlie the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the level above which the index value must remain for the index percent change to be greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the index value must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount on the LASERS, if the downside threshold value were to be reached.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the index value, including the index value on the valuation date, and whether the index percent change is less than or equal to the

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▪
downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the LASERS or at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MSCG will determine the initial index value, the final index percent change and whether the index percent change was less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any index value in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Investing in the LASERS is not equivalent to investing directly in the underlying index or in the commodities futures contracts that underlie the underlying index.  Investing in the LASERS is not equivalent to investing directly in the underlying index or in the commodities futures contracts that underlie the underlying index.  By purchasing the LASERS, you do not purchase any entitlement to the underlying index or the commodities futures contracts that underlie the underlying index.  Further, by purchasing the LASERS, you are taking credit risk to Morgan Stanley and not to any counter-party the commodities futures contracts that underlie the underlying index.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the LASERS.  The S&P GSCI™–ER, on which the underlying index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, grains and certain other commodities included in the S&P GSCI™–ER may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the grains markets would result in negative “roll yields,” which would adversely affect the value of the underlying index and, accordingly, the value of the LASERS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the LASERS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the LASERS.

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▪
Adjustments to the underlying index could adversely affect the value of the LASERS.  The publisher of the underlying index may substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the value of the LASERS.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the index percent change on any trading day during the term of the LASERS is less than or equal to the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The S&P GSCI™  Grains Index–Excess Return.  The S&P GSCI™ Grains Index–Excess Return is a sub-index of the S&P GSCI™–ER. It represents only the grains components of the S&P GSCI™–ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat. The distinction between Chicago wheat and Kansas wheat is that they are each futures contracts for wheat, which are traded on the Chicago Board of Trade and the Kansas City Board of Trade, respectively.

The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCI™–ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI™, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCI™.  The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.  For more information, see “Description of LASERS—S&P GSCI™ Grains Index–Excess Return” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCI™ Grains Index–Excess Return, which is owned and published by S&P, in connection with securities, including the LASERS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The LASERS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (“MGH”) (MGH, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the LASERS.  The Corporations make no representation or warranty, express or implied, to the holders of the LASERS or any member of the public regarding the advisability of investing in securities generally or in the LASERS particularly, or the ability of the underlying commodity to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the LASERS.  S&P has no obligation to take the needs of the Licensee or the owners of the LASERS into consideration in determining, composing or calculating the underlying commodity index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the LASERS to be issued or in the determination or calculation of the equation by which the LASERS are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the LASERS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE LASERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI™” are trademarks of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The LASERS have not been passed on by the Corporations as to their legality or suitability.  The LASERS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE LASERS.

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Index LASERSSM due October , 2012 Based on the Performance of the S&P GSCI™ Grains Index–Excess Return

Historical Information

The following table sets forth the published high and low, as well as end-of-quarter, official settlement prices of the underlying index for each quarter in the period from January 1, 2006 through April 25, 2011.  The official settlement price of the underlying index on April 25, 2011 was 53.56245.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any index business day during the term of the LASERS.

S&P GSCI™ Grains Index–Excess Return	High	Low	Period End
2006
First Quarter	40.84991	36.44398	38.49508
Second Quarter	42.70185	37.96807	39.47922
Third Quarter	41.39773	35.46467	38.93789
Fourth Quarter	47.97013	38.78892	46.84730
2007
First Quarter	49.47430	42.94722	43.22966
Second Quarter	50.98556	41.29468	46.56505
Third Quarter	60.64211	45.59913	60.13757
Fourth Quarter	64.44726	54.00927	62.30067
2008
First Quarter	80.53937	62.30067	66.44107
Second Quarter	76.31642	61.15613	72.57173
Third Quarter	74.78079	50.41669	50.41669
Fourth Quarter	50.05192	33.46049	42.92577
2009
First Quarter	45.05720	35.75311	39.52687
Second Quarter	47.06048	38.13524	38.14057
Third Quarter	38.94582	32.58390	33.79297
Fourth Quarter	40.02661	32.56601	38.45174
2010
First Quarter	39.50198	31.89145	31.89145
Second Quarter	34.23139	30.38142	31.80267
Third Quarter	43.72429	32.64124	41.59548
Fourth Quarter	49.69650	39.74391	49.69650
2011
First Quarter	54.53091	44.55464	50.30385
Second Quarter (through April 25, 2011)	53.56245	50.66767	53.56245

April 2011	Page 19